EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-100453) on Form S-8 of Quotemedia, Inc. of our report dated March 30, 2016, relating to our audits of the December 31, 2015 and December 31, 2014 consolidated financial statements, which appears in this Annual Report on Form 10-K of Quotemedia, Inc. for the year ended December 31, 2015.

Hein & Associates LLP

Denver, Colorado

March 30, 2016